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                                                                    EXHIBIT 3.19


                            ARTICLES OF INCORPORATION

                                       OF

                     MAXUM HEALTH SERVICES OF NORTH TEXAS, INC.



       I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

                                    ARTICLE I

       The name of the corporation is MAXUM HEALTH SERVICES OF NORTH TEXAS, INC.


                                   ARTICLE II

       The period of duration of the corporation is perpetual.

                                  ARTICLE III

       The corporation is organized for the purpose of transacting any and all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

       The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock of the par value of $.0l each.

                                    ARTICLE V

       No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

                                   ARTICLE VI

       Shareholders of the corporation shall have no preemptive right to acquire additional, unissued, or treasury shares of the corporation.

                                   ARTICLE VII

        The following provisions are inserted herein for the purpose of defining, limiting, and regulating the powers of the corporation and of the directors and of the shareholders, provided, however, that said provisions shall not be deemed exclusive of any rights or liabilities otherwise granted or imposed by the laws of the State of Texas:



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       1.     The liability of the directors of the corporation is eliminated to fullest extent permitted by the provisions of the Texas Business Corporation Act and by the provisions of the Texas Miscellaneous Corporation Laws Act, as the same may be amended and supplemented.

       2. The corporation shall, to the fullest extent permitted by the provisions of the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Article.

       3. With respect to any matter for which the affirmative vote of the holders of at least a two-thirds portion of the shares entitled to vote is otherwise required by the Texas Business Corporation Act, the act of the shareholders on that matter shall be the affirmative vote of the holders of at least a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Texas Business Corporation Act. With respect to any matter for which the affirmative vote of the holders of at least two-thirds portion of the shares of any class is otherwise required by the Texas Business Corporation Act, the act of the holders of shares of that class on that matter shall be the affirmative vote of the holders of at least a majority of the shares of that class, rather than the affirmative vote of the holders of shares of that class otherwise required by the Texas Business Corporation Act.

       4. Any action required by the Texas Business Corporation Act to be taken at an annual or special meeting of shareholders, or any action which may be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE VIII

       The corporation will not commence business until it has received from the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done, or property actually received.


                                   ARTICLE IX

       The address of the registered office of the corporation is 807 Brazos, Austin, Texas 78701, and the name of its initial registered agent at such address is The Prentice-Hall Corporation System, Inc.



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                                    ARTICLE X

       The business and affairs of the corporation shall be managed by a board of directors (the "board of directors") composed of such number of persons as may be filed by the bylaws of the corporation. Until changed by the bylaws, the number of directors constituting the board of directors shall be three (3). The name and address of each person who shall serve as initial directors of the corporation as follows:



            William L. MacKnight               14850 Quorum Drive, Suite 400
                                               Dallas, Texas 75240

            Mark A. Solls                      14850 Quorum Drive, Suite 400
                                               Dallas, Texas 75240

            Glenn. P. Cato                     14850 Quorum Drive, Suite 400
                                               Dallas, Texas 75240


                                   ARTICLE XI


       The initial bylaws of the corporation shall be adopted by the board of directors and the power to alter, amend or repeal the bylaws or adopt new bylaws, subject to repeal or change by action of the shareholders, shall be vested in the board of directors.

                                   ARTICLE XII

       The name and address of the incorporator is Mark A. Solls, 14850 Quorum Drive, Suite 400, Dallas, Texas 75240.

                                  ARTICLE XIII

       From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article.



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       IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of
June, 1992.


                                          /s/ MARK A. SOLLS
                                          ----------------------------------
                                          Mark A. Solls, Incorporator


THE STATE OF TEXAS  )(
                    )(
COUNTY OF DALLAS    )(


       I, the undersigned, a Notary Public, do hereby certify that on this 22nd the of June, 1992, personally appeared before me Mark A. Solls, who, being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements contained therein are true.




        JANET L. IOTT                           /s/ JANET L. IOTT
  Notary Public, State of Texas                 ----------------------------
  My Commission Expires 8-21 93                 Janet L. Iott, Notary Public




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